Exhibit 2.1

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made and entered into as of November 10, 2026, by and among (i) Miluna Acquisition Corp, a Cayman Islands exempted company (“Purchaser”), (ii) Kukugan Invest, a Cayman Islands exempted company (“Parent”), and (iii) CADV Ventures S.A., a Poland company and a wholly-owned Subsidiary of Parent (the “Company”). Purchaser, Parent and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not defined in this Amendment have the meanings given to them in the Business Combination Agreement.

RECITALS

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of April 23, 2026 (the “Business Combination Agreement”);

WHEREAS, the recitals to the Business Combination Agreement provide that, at the Closing, certain shareholders of Parent as of immediately prior to the Effective Time shall enter into a Lock-Up Agreement with Purchaser in substantially the form attached to the Business Combination Agreement as Exhibit B;

WHEREAS, the Advisory Firms (as defined below), other than ARC (as defined below), are expected to be holders of Parent Ordinary Shares as of immediately prior to the Effective Time and to receive PubCo Class A Ordinary Shares as Transaction Consideration Shares at the Closing, the resale of which is being registered under the Securities Act pursuant to the resale prospectus included in the Registration Statement, and the Parties wish to confirm that such shares are not subject to any lock-up under the Business Combination Agreement or any Ancillary Document, and that such Advisory Firms are not required to enter into a Lock-Up Agreement;

WHEREAS, ARC is expected to receive ARC Advisory Shares (as defined below) at the Closing, representing 4.9% of the fully diluted outstanding equity interests of PubCo immediately following the Closing, and the Parties wish to confirm that the ARC Advisory Shares are not subject to any lock-up under the Business Combination Agreement or any Ancillary Document, and that ARC is not required to enter into a Lock-Up Agreement;

WHEREAS, the Parties also desire to extend the Outside Date set forth in Section 8.1(b) of the Business Combination Agreement to April 23, 2027, being the date that is twelve (12) months after the date of the Business Combination Agreement;

WHEREAS, Section 10.8 of the Business Combination Agreement provides that the Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Parties; and

WHEREAS, the Parties wish to amend the Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

1. Amendments to the Business Combination Agreement. With effect from the date of this Amendment, the Business Combination Agreement is amended as follows:

(a) Lock-Up Recital. The recital of the Business Combination Agreement beginning “WHEREAS, at the Closing, certain shareholders of Parent as of immediately prior to the Effective Time” is deleted in its entirety and replaced with the following:

“WHEREAS, at the Closing, certain shareholders of Parent as of immediately prior to the Effective Time (as defined below), other than the Advisory Firms (as defined below), shall enter into a Lock-Up Agreement with Purchaser in substantially the form attached as Exhibit B hereto (each, a “Lock-Up Agreement”);”

(b) New Section 6.23. Article VI of the Business Combination Agreement is amended by adding the following new Section 6.23 immediately after Section 6.22:

“6.23 Advisory Firms; No Lock-Up. Notwithstanding anything to the contrary in this Agreement or any Ancillary Document, (a) no Advisory Firm shall be required to execute or deliver a Lock-Up Agreement or any other lock-up, standstill or similar agreement restricting the transfer of securities pursuant to this Agreement or any Ancillary Document in connection with the Transactions or the Closing; (b) none of the Transaction Consideration Shares to be issued to the Advisory Firms or the ARC Advisory Shares to be issued to ARC shall be subject to any contractual lock-up or similar restriction on transfer under this Agreement or any Ancillary Document; and (c) any covenant, condition or Closing deliverable in this Agreement or any Ancillary Document requiring the execution or delivery of Lock-Up Agreements by the shareholders of Parent shall be deemed to exclude the Advisory Firms and shall be satisfied without the execution or delivery of a Lock-Up Agreement by any Advisory Firm. The Parties acknowledge that the resale of the Transaction Consideration Shares to be issued to the Advisory Firms is being registered under the Securities Act pursuant to the resale prospectus included in the Registration Statement.”

(c) Definitions. Section 11.1 of the Business Combination Agreement is amended by adding the following definitions in the appropriate alphabetical order:

“Advisory Firms” means, collectively, Agile Operations International Limited, Nexus Operational Intl Limited, MMT2KKG Limited, Flux Operations Global Limited and ARC Group International Limited, each of which has provided advisory services to the Company or Parent in connection with the Transactions, together with any of their respective Affiliates to which Parent Ordinary Shares, the Transaction Consideration Shares or the ARC Advisory Shares are subsequently transferred, except for any transferee that is already subject to a Lock-Up Agreement or similar restriction with Purchaser in connection with the Transactions, and “Advisory Firm” means any of them.

“ARC” means ARC Group International Limited.

“ARC Advisory Shares” means the PubCo Class A Ordinary Shares that will be issued to ARC at the Closing, with the final number of shares issued representing 4.9% of the fully diluted outstanding equity interests of PubCo immediately following the Closing.”

(d) Section References. The table of defined terms in Section 11.2 of the Business Combination Agreement is amended by adding “Advisory Firms 11.1”, “ARC 11.1” and “ARC Advisory Shares 11.1” in the appropriate alphabetical order.

(e) Outside Date. Section 8.1(b) of the Business Combination Agreement is amended by deleting the words “the date that is nine (9) months after the date of this Agreement” and replacing them with “April 23, 2027”.

2. Effect of Amendment. Except as expressly amended by this Amendment, the Business Combination Agreement remains unchanged and in full force and effect. This Amendment shall be governed by, and otherwise construed in accordance with, the terms of the Business Combination Agreement, as amended by this Amendment. On and after the date of this Amendment, each reference in the Business Combination Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the Business Combination Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind or nature (other than in this Amendment or as otherwise expressly provided), shall be deemed to mean the Business Combination Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced. This Amendment shall not constitute a waiver of any right or remedy of any Party under the Business Combination Agreement, except as expressly set forth herein.

3. Provisions Incorporated by Reference. The provisions of Article X of the Business Combination Agreement are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Amendment to be signed and delivered by its duly authorized representative as of the date first written above.

Purchaser:		Parent:
MILUNA ACQUISITION CORP		KUKUGAN INVEST

By:	/s/ Hao Yuan	By:	/s/ Shang Ju Lin
Name:	Hao Yuan	Name:	Shang Ju Lin
Title:	Chief Executive Officer	Title:	Director

The Company:
CADV VENTURES S.A.

By:	/s/ Shang Ju Lin
Name:	Shang Ju Lin
Title:	Chief Executive Officer

[Signature Page to First Amendment to Business Combination Agreement]